EXHIBIT 23.1


                      CONSENT OF INDEPENDENT AUDITORS


We hereby consent to the incorporation by reference in the Registration Statement (Form S-8) of Canadian National Railway Company pertaining to its Option Adjustment Program of our report, dated January 20, 1998 (February 13, 1998 as to Note 22) with respect to the consolidated balance sheets as at December 31, 1997 and 1996 and the consolidated statements of income, shareholders' equity and changes in financial position for each of the years in the three-year period ended December 31, 1997 of Canadian National Railway Company included by reference in its Annual Report (Form 40-F) for the year ended December 31, 1997, filed with the Securities and Exchange Commission.





KPMG                                    Raymond Chabot Grant Thornton
Chartered Accountants                   Chartered Accountants
                                        (for the year ended December 31, 1995)

Montreal, Canada
July 13, 1998